United States

Securities And Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2015

CAMPUS CREST COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-34872	27-2481988
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or organization)		Identification No.)

2100 Rexford Road, Suite 414
Charlotte, North Carolina	28211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 496-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

On October 16, 2015, Campus Crest Communities, Inc., a Maryland corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with HSRE Quad Merger Parent, LLC, a Delaware limited liability company (“Parent”), HSRE Quad Merger Sub, LLC, a Maryland limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”) and CCGSR, Inc., a Delaware corporation (the “Stockholders’ Representative”). Pursuant to the terms of the Merger Agreement, the Company will be merged with and into Merger Sub (the "Merger"), with Merger Sub surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Entity”). Parent is an affiliate of Harrison Street Real Estate Capital, LLC (“HSRE”).

The Merger Agreement was unanimously approved by the Company’s Board of Directors (the “Board”), based on the recommendation of an independent Transaction Committee of the Board formed to, among other things, review, evaluate and negotiate any potential transaction with any potentially interested party.

As contemplated by the Merger Agreement, the Company also entered into an agreement (the “Montreal Sale Agreement”) to sell its interests in its evo Montreal joint venture (the “Montreal JV”) to its joint venture partner, with a closing currently expected to occur by October 30, 2015. Assuming the sale of the Montreal JV occurs upon the terms and conditions set forth in the Montreal Sale Agreement, at the time that the Merger becomes effective (the “Effective Time”) each issued and outstanding share of common stock of the Company, par value $0.01 per share (the “Common Stock”), other than certain excluded shares owned, directly or indirectly, by Parent, Merger Sub or the Company, will be converted automatically into the right to receive (i) a cash amount currently estimated to be $6.90 (the “Cash Consideration”), plus (ii) a pro-rata portion of the net proceeds from the sale of the Montreal JV interests (the “Contingent Consideration”, and together with the Cash Consideration, the “Merger Consideration”). If the sale of the Montreal JV interests closes on the terms contemplated by the Montreal Sale Agreement, the Contingent Consideration is currently estimated to be $0.13 per share, and the total Merger Consideration payable to the Company’s stockholders at the Effective Time would be an estimated $7.03 per share. The Cash Consideration and the Contingent Consideration are subject to change if the Company is unable to sell its Montreal JV interests prior to the Effective Time, or if it sells the interests on terms other than those currently provided in the Montreal Sale Agreement, as follows:

•	If the Company sells its Montreal JV interests prior to the Effective Time but for a lower or higher price than is currently provided for in the Montreal Sale Agreement, then the amount of the Contingent Consideration would be based on the actual net proceeds, after repaying debt on the Montreal properties and certain operating expenses, taxes and transaction costs, which could be lower or higher than the currently estimated $0.13 per share. If the sale price of the Montreal JV interests is insufficient to fully satisfy the outstanding debt on the Montreal properties owned by the Montreal JV, then the Company would be obligated to contribute to the repayment of the deficiency in accordance with its outstanding guaranty of such indebtedness (the “Montreal Guaranty”). In such event, the Cash Consideration per share would be reduced by a pro-rata portion of the amount paid by the Company to discharge its obligations under the Montreal Guaranty. Based on the current balance of the indebtedness, the Company’s obligation under the Montreal Guaranty today is approximately CAD$56.0 million, which equates to approximately $0.67 per share of Common Stock (based upon current exchange rates).

•	If the Company is unable to sell its Montreal JV interests prior to the Effective Time then, subject to the terms of the Merger Agreement, Parent would be obligated to deposit an amount (the “Montreal Guaranty Amount”) sufficient to fully satisfy the Montreal Guaranty into an escrow account, and that amount (converted to US Dollars at the then-current exchange rate) would be deducted from the Cash Consideration payable to stockholders at the Effective Time. In such event, the Cash Consideration would be reduced to approximately $6.23 (based on current exchange rates). The Company would deposit its Montreal JV interests into the escrow account, and the Stockholders’ Representative would have responsibility for seeking to sell the Montreal JV interests. In such event, the entire Contingent Consideration per share payable to stockholders would be represented by a non-transferable contingent value right (“CVR”), with each CVR entitled to a pro-rata share of the net proceeds of any sale of the Montreal JV interests after the Effective Time (after taking into account certain operating expenses, taxes and transaction costs), plus a pro-rata portion of the Montreal Guaranty Amount, if any, that is not required to satisfy the Montreal Guaranty.

The Merger Agreement provides that, immediately prior to the Effective Time, any outstanding Company restricted stock will become fully vested and free of restrictions, and will be automatically converted into the right to receive the Merger Consideration.

The Merger Agreement further provides that, at the Effective Time, each share of the Company’s 8.00% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), will be redeemed by the Company in accordance with the terms of the Series A Preferred Stock, or, in the alternative, the Company will set aside sufficient funds for the redemption of each share of Series A Preferred Stock in trust for the benefit of the holders of the Series A Preferred Stock in accordance with the terms the Series A Preferred Stock.

Following the Merger, the Surviving Entity will enter into a merger agreement with Campus Crest Communities Operating Partnership, LP (the “Company Operating Partnership”) and a wholly owned subsidiary of the Surviving Entity (the “OP Merger Agreement”), pursuant to which (i) such wholly owned subsidiary of the Surviving Entity and the Company Operating Partnership will merge (the “OP Merger”). Upon the consummation of the OP Merger in accordance with the OP Merger Agreement, each limited partner of the Company Operating Partnership will be entitled to receive for each limited partnership unit in the Company Operating Partnership an amount equal to the Merger Consideration.

Stockholders of the Company will be asked to vote on the adoption of the Merger Agreement and the approval of the Merger at a special stockholders’ meeting (the “Stockholders’ Meeting”) that will be held on a date to be determined and announced in accordance with the terms of the Merger Agreement. Completion of the Merger is subject to various closing conditions, including, among others, (a) the affirmative vote of at least a majority of the outstanding shares of Common Stock entitled to vote at the Stockholders’ Meeting in favor of adopting the Merger Agreement and approving the Merger (the “Stockholder Approval”), (b) the absence of any law, injunction, judgment, order, decree or ruling restraining or prohibiting consummation of the Merger, (c) the parties shall have received consents from third parties relating to certain indebtedness of the Company and its subsidiaries that will be assumed by the Surviving Entity relating to at least eighty five percent (85%) of the outstanding principal balance of such assumed indebtedness, (d) the transactions contemplated by the Purchase, Sale and Redemption Agreement dated as of October 16, 2015, by and among Harrison Street Real Estate, LLC and the other parties signatory thereto have been closed, conditioned only upon the occurrence of the closing of the Merger, and (e) in the event that the Company’s Form 10-K for the fiscal year ended December 31, 2015 (the “the 2015 10-K”) shall have become due under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (without giving effect to any extensions permitted thereunder), the Company will have filed the 2015 10-K with the SEC. Each party’s obligation to consummate the Merger is also subject to certain additional conditions, which include the accuracy of the other party’s representations and warranties and the other party’s compliance with its covenants and obligations in all material respects (in each case, as contained and more fully described in the Merger Agreement). The Merger Agreement does not contain a financing condition.

The Merger Agreement contains customary representations and warranties by each of the Company, Parent and Merger Sub, and also contains customary covenants and agreements, including, among others, agreements by the Company to (i) carry on its business in the ordinary course consistent with past practice and (ii) refrain from undertaking a number of actions without the prior written consent of Parent (not to be unreasonably withheld), including, but not limited to, incurring indebtedness, settling claims or actions, certain matters related to capital expenditures, the declaration of dividends, the issuance or sale of equity interests, and amending material contracts (in each case, during the period from the date of the Merger Agreement to the Effective Time). In addition, Parent has agreed to maintain in effect the Company’s current directors’ and officers’ liability insurance for a period of six years following the Effective Time. The Merger Agreement provides that each of the parties shall use its respective reasonable best efforts to take all actions necessary to cause the conditions to the closing of the Merger and the other transactions contemplated by the Merger Agreement to be satisfied as promptly as practicable and to obtain all required regulatory approvals and consents.

The Company is subject to customary non-solicitation restrictions on its ability to solicit, initiate, or knowingly encourage or take any actions to facilitate or encourage alternative acquisition proposals. However, subject to certain limitations set forth in the Merger Agreement, the Company may furnish non-public information to and negotiate with third parties who submit unsolicited alternative acquisition proposals at any time prior to receipt of the Stockholder Approval if the Board determines in good faith after consultation with the Company’s legal counsel and financial advisor, that the alternative proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined in the Merger Agreement). Additionally, subject to certain limitations set forth in the Merger Agreement, at any time prior to receipt of the Stockholder Approval, the Board may make a Company Adverse Recommendation Change (as defined in the Merger Agreement) if the Board determines in good faith after consultation with the Company’s legal advisors and financial advisor, that (i) failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable law, and (ii) such proposal constitutes a Superior Proposal.

Upon a termination of the Merger Agreement under specified circumstances set forth therein, the Company will be required to pay Parent a termination fee equal to $5,000,000. The Merger Agreement also provides that upon a termination of the Merger Agreement under certain circumstances set forth in the Merger Agreement, Parent will be required to pay the Company a reverse termination fee equal to $10,000,000. In the event that the Stockholder Approval is not received, the Company will also be required to reimburse Parent’s expenses in an amount up to $1,000,000, which reimbursement would reduce any termination fee subsequently payable by the Company on a dollar-for-dollar basis. Subject to certain limitations set forth in the Merger Agreement, either party may terminate the Merger Agreement if the Merger is not consummated by March 31, 2016.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, attached as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated herein by this reference.

The Merger Agreement has been included as an exhibit to this filing to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and have been qualified by confidential disclosures made to Parent and Merger Sub in connection with the Merger Agreement. These confidential disclosures contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01         Other Events.

On October 16, 2015, the Company and HSRE issued a joint press release announcing, among other things, the Company’s entry into the Merger Agreement. A copy of that press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in Exhibit 99.1 attached hereto shall not be deemed filed for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in filings under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Additional Information and Where to Find It

This filing may be deemed solicitation material in respect of the proposed acquisition of the Company by Parent. A full description of the terms of the Merger and the Merger Agreement will be provided in the proxy statement that the Company intends to file with the Securities and Exchange Commission (“SEC”) to be used at its special meeting of stockholders in lieu of an annual meeting to approve the proposed transaction with HSRE. STOCKHOLDERS ARE ADVISED TO READ, WHEN AVAILABLE, THE COMPANY’S PRELIMINARY PROXY STATEMENT AND DEFINITIVE PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING BECAUSE THESE STATEMENTS WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed merger. Stockholders will also be able to obtain a copy of the proxy statement, without charge, by directing a request to: Campus Crest, 2100 Rexford Road, Suite 400, Charlotte, NC 28211, Attention: Investor Relations, or at its website, www.campuscrest.com. The preliminary proxy statement and definitive proxy statement, once available, can also be obtained, without charge, at the SEC’s internet site (http://www.sec.gov)

Participants in Solicitation

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed Merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Form 10-K”) as filed with the SEC on April 1, 2015 and Amendment No. 1 to the Form 10-K as filed with the SEC on August 25, 2015.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements, which include statements regarding the proposed Merger between the Company and Parent, may be identified by the inclusion of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “goal” and variations of such words and other similar expressions, and are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. These statements, as they relate to the Company or the Parent, the management of either such company or the proposed Merger, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. The Company intends that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the purchase agreement for the Montreal Sale; the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Merger Agreement; the inability to complete the proposed Merger due to the failure to satisfy the conditions to the Merger, including obtaining the approval of the Company’s stockholders, lender consents and other closing conditions more fully described in the Merger Agreement; risks that the proposed Merger disrupts current plans and operations of the Company; potential difficulties in employee retention as a result of the proposed Merger; the value of any CVRs which may be issued in connection with the Merger; legislative, regulatory and economic developments; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed Merger; the effect of the announcement of the proposed Merger on the Company’s relationships with colleges and universities, relationships with tenants, operating results and business generally, and other risks and uncertainties described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015 and in other documents filed with the SEC by the Company. Given these uncertainties, current and prospective investors should be cautioned in their reliance on such forward-looking statements. Except as required by law, the Company disclaims any obligation to update any such factors or to publicly announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments. A more comprehensive discussion of risks, uncertainties, financial reporting restatements, and forward-looking statements may be seen in the Company’s Annual Report on Form 10-K and other periodic filings with the SEC.

Item 9.01          Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Exhibit Description
2.1	Agreement and Plan of Merger, dated October 16, 2015, by and among HSRE Quad Merger Parent, LLC, HSRE Quad Merger Sub, LLC, CCGSR, Inc. and Campus Crest Communities, Inc.
99.1	Joint Press Release issued by Campus Crest Communities, Inc. and HSRE on October 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPUS CREST COMMUNITIES, INC.

By:	/s/ Scott R. Rochon
Scott R. Rochon
Chief Accounting Officer

Dated: October 16, 2015

Exhibit Index

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated October 16, 2015, by and among HSRE Quad Merger Parent, LLC, HSRE Quad Merger Sub, LLC, CCGSR, Inc. and Campus Crest Communities, Inc.
99.1	Joint Press Release issued by Campus Crest Communities, Inc. and HSRE on October 16, 2015